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                                                                       Exhibit 5


                                April 20, 1998



Nalco Chemical Company
One Nalco Center
Naperville, Illinois 60563-1196

Ladies and Gentlemen:

     We are representing Nalco Chemical Company (the "Company"), in connection with the proposed sale of up to $400,000,000 principal amount of the Company's unsecured debt securities (the "Securities"). The Securities are to be issued under an Indenture (the "Indenture") to be entered into between the Company and The Chase Manhattan Bank, as trustee, with certain terms of the Securities to be approved by or pursuant to resolutions of the Board of Directors of the Company as part of the corporate action taken and to be taken (the "Corporate Proceedings") relating to the issuance of the Securities. We have examined or are otherwise familiar with the Certificate of Incorporation of the Company, as amended, the By-Laws of the Company, as amended, the Company's registration statement pursuant to which the Securities are to be registered under the Securities Act of 1933, the Corporate Proceedings and such other documents, records, and instruments as we have deemed necessary for the purposes of this opinion.

     Based on the foregoing, we are of the opinion that, upon the execution and delivery of the Indenture, the completion of the Corporate Proceedings and the execution, authentication, sale and delivery of the Securities issuable thereunder, such Indenture will become a valid and binding instrument and the Securities issuable thereunder will be legal, valid and binding obligations of the Company, entitled to the benefits of the Indenture, including such terms as are established pursuant to the Corporate Proceedings, in accordance with the respective terms thereof, except as enforcement of provisions of the Indenture and the Securities may be limited by bankruptcy or other laws of general application affecting the enforcement of creditors' rights and by general equity principles.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Company's registration statement and to being named in the prospectus under the caption "Legal Matters" with respect to the matters stated therein.

                                       Very truly yours,





                                       MAYER, BROWN & PLATT